Exhibit 3.1

ConAgra Foods, Inc.

Amendments to By-Laws

Article II, Section 1 has been revised in its entirety to read as follows (no other changes to Article II have been approved):

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meetings. The annual meeting of the stockholders shall be held on a date and at an hour determined by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting.

Article IV has been revised in its entirety to read as follows:

ARTICLE IV

OFFICERS

Section 1. Number and Status. The Board of Directors will elect a chairman of the Board of Directors, may elect a vice-chairman of the Board of Directors, and may elect such honorary (non-voting) directors as deemed advisable. The elected officers of ConAgra shall consist of the Chief Executive Officer (CEO) who shall also carry the legal title of president; the Executive Officers of the Company; a Secretary; a Treasurer; and such other officers as the Board determines to elect. The CEO shall be nominated and elected by the Board of Directors. Other elected officers shall be nominated by the CEO and elected by a majority of the Board of Directors. Subject to the provisions of this By-Law, the CEO may appoint the following officers: any vice presidents (including executive vice presidents and senior vice presidents), any assistant secretaries, any assistant treasurers, presidents and other officers of subsidiary corporations or business units, and such other officers and agents as he or she may deem necessary.

Section 2. Election and Term of Office. The officers of ConAgra to be elected by a majority of the Board of Directors shall be elected and confirmed annually at a meeting of the Board of Directors. Each officer, whether elected by the Board or appointed by the CEO, shall hold office until the officer's death, or resignation, or removal in the manner hereinafter provided.

Section 3. Removal. Officers elected by the Board of Directors may be removed at any time by a majority vote of the Board of Directors, or by the CEO with such action to be affirmed by a majority vote of the Board of Directors. Appointed officers may be removed from office by the CEO or any officer designated by the CEO to have such authority. The acceptance of office by an officer shall constitute acceptance of this provision.

Section 4. Vacancies. A vacancy in any elected office because of death, resignation, removal, disqualification or otherwise, shall be filled by a majority vote of the Board of Directors for the unexpired portion of the term. The CEO may fill vacancies of other officers.

Section 5. Chairman of the Board of Directors. The chairman of the Board of Directors shall preside at all meetings of stockholders and the Board of Directors, and shall have such other duties as may be assigned by resolution of the Board of Directors.

Section 6. Vice Chairman of the Board of Directors. The vice chairman of the Board of Directors, if any, may preside at meetings of the Board of Directors in the absence of the chairman of the Board of Directors and the CEO, and shall have such other duties as may be assigned by resolution of the Board of Directors.

Section 7. Chief Executive Officer (CEO). Subject to the authority of the Board of Directors, the Chief Executive Officer (who shall also carry the legal title of president) shall be the highest ranking management officer of ConAgra, lead its business affairs and perform all duties incident to the office of chief executive. The CEO shall preside at all meetings of the stockholders and of the Board of Directors in the absence of the chairman of the Board of Directors. The CEO (as president) may sign with the Secretary or any other appropriate officer, certificates for shares of ConAgra; and may sign (or authorize a designee to sign) deeds, mortgages, bonds, contracts, or other instruments within authority granted by the Board of Directors (except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of ConAgra). The CEO shall assign job duties, responsibilities, and authorities to other officers of ConAgra, or designate others to do so. In the event of the CEO's inability to serve, CEO duties shall be temporarily fulfilled, pending action by the Board of Directors, first by the Chairman of the Board, or next in line by the Chairman of the Executive Committee, or next by the Chairman of the Audit Committee, or next by the Chairman of the Compensation Committee.

Section 8. Vice Presidents. Each ConAgra vice president shall perform such duties and have such responsibility and authority as from time to time may be assigned by the CEO, Board of Directors or officer to whom the Vice President reports.

Section 9. The Secretary. The Secretary shall: (a) keep the minutes of the stockholders' meetings and of the Board of Directors' meetings; (b) see that all notices are fully given in accordance with the provisions of these By-Laws or required by law; (c) be custodian of ConAgra minutes and of the seal of ConAgra; (d) sign certificates for shares of ConAgra, the issuance of which shall have been authorized by resolution of the Board of Directors; (e) supervise activities of transfer agents and registrars; and (f) in general perform duties incident to the office of the Secretary as from time to time may be assigned by the CEO, Board of Directors or officer to whom the Secretary reports.

Section 10. The Treasurer. The Treasurer shall perform duties incident to the office of the Treasurer in accordance with these By-Laws, and shall perform such other duties as, from time to time, may be assigned by the CEO, Board of Directors, or officer to whom the Treasurer reports.

Section 11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the CEO, Board of Directors or officer to whom the individual reports.

Section 12. Salaries. The salaries of the elected and confirmed officers shall be fixed from time to time by the Board of Directors or by those so authorized by the Board of Directors. No officer shall be prevented from receiving a salary by reason of the fact that such person is also a director of ConAgra.

Article VI, Section 1 has been revised in its entirety to read as follows (no other changes to Article VI have been approved):

ARTICLE VI

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares. Certificates representing shares of ConAgra shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman, President, or an Executive Vice President and by the Secretary or an Assistant Secretary, except that the signatures of any such Chairman, President, Executive Vice President, Secretary or Assistant Secretary may be facsimiles, engraved or printed. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of ConAgra. All certificates surrendered to ConAgra, or its agent, for transfer shall be canceled and a new certificate shall be issued only after the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to ConAgra as the Board of Directors may prescribe.

Article VII, Section 5 has been revised in its entirety to read as follows (no other changes to Article VII have been approved):

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

Section 5. Advance of Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by ConAgra in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by ConAgra as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.